First Amendment to
                          Employment Agreement Between
                     Mid Atlantic Medical Services, Inc. and
                                Thomas P. Barbera


This amendment shall be the first Amendment to the Employment Agreement ("Agreement') between Mid Atlantic Medical Services, Inc. ("Company") and Thomas
P. Barbera ("Executive") which was entered into as of April 21, 1999.

WHEREAS, the Agreement provided for retirement benefits to be paid to Executive under certain conditions; and

WHEREAS, the Company believes it is in the best interests of the Company to provide an additional early retirement benefit to Executive, to allow for a named beneficiary designation in the survivor benefit, and to clarify certain other terms;

NOW THEREFORE, the parties agree to amend the Agreement as follows:

1. Delete  Section 5(d) in its entirety  and replace it with the  following  new
Section 5(d):

     "(d) Retirement. Subject to the vesting schedule set forth below, retirement benefits shall be payable to Executive beginning on the day Executive attains age sixty-two (62), (1) if he is at that time still employed by the Company, and he elects to retire from employment with the Company, or (2) he is not at the time employed by the Company, and elects to begin receiving retirement benefits. Notwithstanding the above provision, the Executive and the Company may agree that the Executive may continue to be employed by the Company and not to retire at age 62. In addition, the Executive may elect an early retirement and may elect to receive payment of the retirement benefit at anytime after attaining age 55 but before age 62 by providing written notice to the Company. Such early retirement benefit will be actuarially adjusted solely for actual retirement age and will be subject to the vesting schedule provided below. The date on which the Executive retires shall be referred to as the "Retirement Termination Date".

     If Executive retires on or after reaching age 62, Executive will be entitled to receive from the Company a retirement benefit which will provide an annual lifetime benefit in an amount equal to three percent of the total average annual Base Salary and bonus compensation for the years beginning on or after January 1, 1999 times the total number of months of service with the Company, including all months prior to January 1, 1999, divided by 12 to a limit of 60% of Executive's total compensation defined as the total amount of annual salary and maximum annual bonus that Executive could have earned in the calendar year of Executive's termination of employment with the Company. If Executive elects early retirement and retires after reaching age 55 but before age 62, the annual payment shall be adjusted so that the total amount of retirement benefits to be paid do not exceed the actuarial equivalent of the amount which would then have been payable in retirement benefits had Executive reached and retired at age 62. For the purposes of determining actuarial equivalency, the retirement benefit will be reduced by .25% per month for each month that the actual retirement age is below age 62.

     Retirement benefits will vest 50% if Executive is employed by the Company on January 1, 2000 and the remaining 50% if the Executive is employed on January 1, 2001 and 100% immediately upon a change in control, death or disability. Such retirement benefit shall be paid in single annual payments for the life of the Executive with the initial payment made to the Executive on the Retirement Termination Date. The Company shall not be obligated to pay any retirement benefit under this subsection if the Executive is terminated for cause by the Company.

     Executive may elect a beneficiary to receive a survivor benefit upon the Retirement Termination Date. If Executive dies prior to retirement without naming a beneficiary, then Executive's surviving spouse shall be deemed to be his named beneficiary or if Executive has no surviving spouse, to his issue per stirpes. If Executive dies prior to retirement, the Executive's named beneficiary shall be entitled to elect a lump sum benefit, payable immediately or in annual payments over the beneficiary's lifetime, of the actuarial equivalent of the retirement benefit earned to the date of death. For this purpose, the Company will use the lower of the U.S. Government T-Bill Rate or 5% and a mortality table in general use at the time of the Executive's death.

     If Executive is employed by the Company on the Retirement Termination Date, the Company shall pay to Executive his Base Salary as then in effect that has accrued to the last day of the month in which the Retirement Termination Date occurs and any non-reimbursed business expenses."

2. This Amendment shall be effective as of August 11, 1999.

3. All other terms and conditions of the Agreement shall remain unchanged and in full force.

Signed and delivered ___16th_______ day of September, 1999 in the Company's offices at 4 Taft Court, Rockville, Maryland.

By:  Mid Atlantic Medical Services, Inc.             By:  Thomas P. Barbera

____Mark D. Groban__________                         ______Thomas P. Barbera___
Name                                                          Name

____Chairman________________                         _____President and CEO____
Title                                                         Title